Exhibit 12.1

DXC TECHNOLOGY COMPANY

Calculation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Combined Fixed Charges and Preference Dividends
(unaudited)

	Fiscal Years Ended (a)
(in millions, except ratios)	March 31, 2018	March 31, 2017		April 1, 2016	April 3, 2015		March 28, 2014
Earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	$1,671	$(174)		$10	$(671)		$694
Fixed charges	615	166		271	172		193
Less: Preference security dividend requirements of consolidated subsidiaries	(2)	(1)		(2)	(3)		(2)
Earnings as adjusted	$2,284	$(9)		$279	$(502)		$885

Fixed charges:
Interest expense (b)	$335	$117		$123	$126		$128
Loss on early extinguishment of debt(c)	—	—		97	—		—
Portion of rental expense representative of the interest factor (c)	280	49		51	46		65
Fixed Charges	$615	$166		$271	$172		$193

Combined fixed charges and preference dividends:
Interest expense (b)	$335	$117		$123	$126		$128
Loss on early extinguishment of debt(c)	—	—		97	—		—
Portion of rental expense representative of the interest factor (c)	280	49		51	46		65
Preference security dividend requirements of consolidated subsidiaries	2	1		2	3		2
Combined fixed charges and preference dividends	$617	$167		$273	$175		$195

Ratios:
Ratio of earnings to fixed charges	3.7	—	(e)	1.0	—	(g)	4.6
Ratio of earnings to combined fixed charges and preference dividends	3.7	—	(f)	1.0	—	(h)	4.5

(a)	The ratios presented are for (i) DXC for fiscal 2018 and (ii) CSC for fiscal 2017 and each preceding fiscal year.

(b)	Interest expense includes amortization of debt discount and deferred loan costs.

(c)	The fiscal 2016 loss on early extinguishment of debt is related to the Company's redemption of all outstanding 6.50% term notes due March 2018.

(d)	One-third of the rent expense is the portion of rental expense deemed representative of the interest factor.

(e)	Earnings were insufficient to cover fixed charges during fiscal 2017 by $175 million.

(f)	Earnings were insufficient to cover combined fixed charges and preference dividends during fiscal 2017 by $176 million.

(g)	Earnings were insufficient to cover fixed charges during fiscal 2015 by $674 million.

(h)	Earnings were insufficient to cover combined fixed charges and preference dividends during fiscal 2015 by $677 million.